Exhibit 10.2

ACTINIUM PHARMACEUTICALS, INC.

FIRST AMENDMENT TO THE
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

WHEREAS, Actinium Pharmaceuticals, Inc. (the “Company”) maintains the Actinium Pharmaceuticals, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”) to provide for equity incentive compensation awards to employees, directors and consultants of the Company; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan to provide for accelerated vesting of all awards granted under the Plan (whether granted prior to or after this amendment) in the event of a change in control of the Company.

NOW, THEREFORE, the Company does hereby amend the Plan, effective August 6, 2015, as follows:

1.	Section 7.4(d)(i) of the Plan is hereby amended to read in its entirety as follows:

“Unless otherwise provided in this Plan or the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.”

2.	Section 12.1 of the Plan is hereby amended to read in its entirety as follows:

“Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event of a Change in Control, each outstanding Award shall become immediately vested and the Performance Goals with respect to each outstanding Performance Share Award and Performance Compensation deemed satisfied at the “target” level, in each case effective immediately prior to the Change of Control.”

3.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed as of the effective date set forth above by its duly authorized officer.

ACTINIUM PHARMACEUTICALS, INC.

/s/ Kaushik J. Dave
Name: Kaushik J. Dave
Title: Chief Executive Officer